Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-288398) pertaining to the Retirement Savings Plan of Ralliant Corporation of our report dated June 24, 2026, with respect to the financial statements and schedule of the Ralliant Retirement Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2025 and for the period June 28, 2025 (inception) to December 31, 2025.

/s/ Ernst & Young LLP

Raleigh, North Carolina
June 24, 2026